EXHIBIT 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial statements and related notes present the historical consolidated financial statements of Cleveland-Cliffs Inc. ("Cliffs") and Stelco Holdings Inc. ("Stelco") as if the completion of the Arrangement (as defined below) had occurred on the dates specified below.

The following unaudited pro forma condensed combined statement of financial position of Cliffs as of September 30, 2024, is based on the historical consolidated financial statements of Cliffs and Stelco, referenced below, using the acquisition method of accounting as prescribed by Accounting Standards Codification Topic 805 Business Combinations. The unaudited pro forma condensed combined statements of operations of Cliffs for the year ended December 31, 2023, and for the nine months ended September 30, 2024 are based on the historical consolidated financial statements of Cliffs and Stelco, referenced below, using the acquisition method of accounting.

Stelco's historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board which differ in certain respects from U.S. GAAP. Adjustments were made to Stelco's historical financial statements to estimate the conversion from IFRS to U.S. GAAP as well as reclassifications to conform Stelco's historical presentation to Cliffs' accounting presentation.

The transaction accounting adjustments consist of those necessary to account for the Arrangement. The unaudited pro forma condensed combined statement of financial position as of September 30, 2024, gives effect to the Arrangement as if it had occurred on September 30, 2024 and includes all adjustments necessary to reflect the application of acquisition accounting for the Arrangement. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the nine months ended September 30, 2024 give effect to the Arrangement as if it had occurred on January 1, 2023, and include all adjustments necessary to reflect the application of acquisition accounting for the Arrangement. All references to "$" in the tables below are to United States dollars unless otherwise stated.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Arrangement or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that Cliffs would have reported had the Arrangement been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined statement of financial position does not purport to represent the future financial position of Cliffs and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of Cliffs.
The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimate of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the Arrangement, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted analyses to assist management of Cliffs in determining the fair values of the assets acquired and liabilities assumed. Cliffs' management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Cliffs management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Arrangement and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, and the historical financial statements of Cliffs and Stelco and the related notes thereto included elsewhere or incorporated by reference.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Arrangement, and should be read in conjunction with the following:
•The accompanying notes to the unaudited pro forma condensed combined financial statements;

•The Cliffs historical audited consolidated financial statements and notes thereto contained in the Cliffs Annual Report on Form 10-K for the year ended December 31, 2023;
•The Cliffs historical unaudited condensed consolidated financial statements and notes thereto contained in the Cliffs Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024;
•The Stelco historical audited consolidated financial statements and notes thereto for the year ended December 31, 2023 attached as Exhibit 99.1 to the accompanying Current Report on Form 8-K; and
•The Stelco historical unaudited interim condensed consolidated financial statements and notes thereto for the three and nine months ended September 30, 2024 attached as Exhibit 99.2 to the accompanying Current Report on Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
As of September 30, 2024
(USD, in millions)

	Historical Cleveland-Cliffs Inc.	Stelco Holdings Inc. After Reclassifications (Note 5)	IFRS to US GAAP Adjustments	Notes (Note 4)	Transaction Accounting Adjustments	Notes (Note 8)	Pro Forma Combined Company
ASSETS
Current Assets:
Cash and cash equivalents	$39	$345	$—		$(384)	8a	$—
Accounts receivable, net	1,583	131	—		—		1,714
Inventories	4,236	711	—		10	8b	4,957
Other current assets	169	22	—		75	8c	266
Total current assets	6,027	1,209	—		(299)		6,937
Non-current assets:
Property, plant and equipment, net	8,687	915	(21)	4a,4b	409	8d	9,990
Goodwill	1,005	—	—		905	8e	1,910
Pension and OPEB assets	378	—	—		—		378
Other non-current assets	699	80	33	4a,4b	1,092	8f	1,904
TOTAL ASSETS	$16,796	$2,204	$12		$2,107		$21,119
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,983	$223	$—		$—		$2,206
Accrued employment costs	413	44	—		—		457
Accrued expenses	379	—	—		27	8g	406
Other current liabilities	480	366	—		(294)	8h	552
Total current liabilities	3,255	633	—		(267)		3,621
Non-current liabilities:
Long-term debt	3,774	20	—		2,461	8i	6,255
Pension and OPEB liabilities	666	15	—		—		681
Deferred income taxes	567	30	—		466	8j	1,063
Other non-current liabilities	1,439	578	12	4b	80	8k	2,109
TOTAL LIABILITIES	9,701	1,276	12		2,740		13,729
Commitments and contingencies
Equity:
Common shares	66	232	—		(232)	8l	66
Capital in excess of par value of shares	4,875	—	—		(130)	8l	4,745
Retained earnings	1,426	696	—		(744)	8l	1,378
Treasury shares	(1,153)	—	—		473	8l	(680)
Accumulated other comprehensive income	1,640	—	—		—		1,640
Total shareholders' equity	6,854	928	—		(633)		7,149
Noncontrolling interests	241	—	—		—		241
TOTAL EQUITY	7,095	928	—		(633)		7,390
TOTAL LIABILITIES AND EQUITY	$16,796	$2,204	$12		$2,107		$21,119
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2023
(USD, In Millions, Except Per Share Amounts)

	Historical Cleveland-Cliffs Inc.		Stelco Holdings Inc. After Reclassifications (Note 5)	IFRS to US GAAP Adjustments	Transaction Accounting Adjustments	Notes (Note 7)	Pro Forma Combined Company
Revenues	$21,996		$2,162	$—	$—		$24,158
Operating costs:
Cost of goods sold	(20,605)		(1,867)	—	(17)	7a	(22,489)
Selling, general and administrative expenses	(577)		(67)	—	(74)	7b	(718)
Acquisition-related costs	(12)		—	—	(48)	7c	(60)
Goodwill impairment	(125)		—	—	—		(125)
Miscellaneous – net	—		(1)	—	—		(1)
Total operating costs	(21,319)	-21319000000	(1,935)	—	(139)		(23,393)
Operating income (loss)	677		227	—	(139)		765
Other income (expense)
Interest expense, net	(289)		(52)	—	(189)	7d	(530)
Net periodic benefit credits other than service cost component	204		—	—	—		204
Other non-operating income (loss)	5		(27)	—	—		(22)
Total other expense	(80)		(79)	—	(189)		(348)
Income (loss) from continuing operations before income taxes	597		148	—	(328)		417
Income tax benefit (expense)	(148)		(37)	—	82	7e	(103)
Income (loss) from continuing operations	449		111	—	(246)		314
Income from discontinued operations, net of tax	1		—	—	—		1
Net income (loss)	450		111	—	(246)		315
Income attributable to noncontrolling interest	(51)		—	—	—		(51)
Net income (loss) attributable to shareholders	$399		$111	$—	$(246)		$264

Earnings per common share attributable to Cliffs shareholders - basic
Continuing operations	$0.78					7f	$0.49
Discontinued operations	—						—
	$0.78						$0.49
Earnings per common share attributable to Cliffs shareholders - diluted
Continuing operations	$0.78					7g	$0.49
Discontinued operations	—						—
	$0.78						$0.49
Average number of shares (in thousands)
Basic	510,211					7f	536,073
Diluted	511,499					7g	537,361
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2024
(USD, In Millions, Except Per Share Amounts)

	Historical Cleveland-Cliffs Inc.	Stelco Holdings Inc. After Reclassifications (Note 5)	IFRS to GAAP Adjustments	Transaction Accounting Adjustments	Notes (Note 7)	Pro Forma Combined Company
Revenues	$14,860	$1,556	$—	$—		$16,416
Operating costs:
Cost of goods sold	(14,517)	(1,318)	—	10	7a	(15,825)
Selling, general and administrative expenses	(347)	(76)	—	(55)	7b	(478)
Acquisition-related costs	(14)	(5)	—	—		(19)
Restructuring and other charges	(131)	—	—	—		(131)
Asset impairments	(79)	—	—	—		(79)
Miscellaneous – net	(63)	(4)	—	—		(67)
Total operating costs	(15,151)	(1,403)	—	(45)		(16,599)
Operating income (loss)	(291)	153	—	(45)		(183)
Other income (expense)
Interest expense, net	(235)	(45)	—	(138)	7d	(418)
Loss on extinguishment of debt	(27)	—	—	—		(27)
Net periodic benefit credits other than service cost component	184	—	—	—		184
Change in fair value of foreign currency contracts, net	(7)	—	—	—		(7)
Other non-operating income (loss)	3	(27)	—	—		(24)
Total other expense	(82)	(72)	—	(138)		(292)
Income (loss) from continuing operations before income taxes	(373)	81	—	(183)		(475)
Income tax benefit (expense)	99	(21)	—	46	7e	124
Income (loss) from continuing operations	(274)	60	—	(137)		(351)
Income (loss) from discontinued operations, net of tax	—	—	—	—		—
Net income (loss)	(274)	60	—	(137)		(351)
Income attributable to noncontrolling interest	(33)	—	—	—		(33)
Net income (loss) attributable to shareholders	$(307)	$60	$—	$(137)		$(384)

Loss per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.64)				7f	$(0.76)
Discontinued operations	—					—
	$(0.64)					$(0.76)
Loss per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.64)				7g	$(0.76)
Discontinued operations	—					—
	$(0.64)					$(0.76)
Average number of shares (in thousands)
Basic	477,846				7f	503,708
Diluted	477,846				7g	503,708
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
Note 1: Description of transactions
On July 14, 2024, Cliffs, 13421422 Canada Inc., a Canadian corporation and wholly owned subsidiary of Cliffs (the “Purchaser”), and Stelco, entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which the Purchaser will acquire all of the issued and outstanding common shares of Stelco (“Stelco Shares”) from the holders thereof (the “Stelco Shareholders”). The acquisition of the Stelco Shares and the other transactions contemplated by the Arrangement Agreement were implemented by way of a statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act (the “CBCA”) on the terms and conditions set out in the plan of arrangement related thereto (the “Plan of Arrangement”).
On November 1, 2024, pursuant to the Arrangement Agreement, the acquisition of Stelco was completed, in which Cliffs was the acquirer.
The Arrangement Agreement and the Plan of Arrangement provide that, following the effective time of, and as specified in, the Arrangement (the “Effective Time”), each Stelco Share outstanding immediately prior to the Effective Time would be transferred by the holder thereof to Purchaser in exchange for (a) C$60.00 in cash (the “Cash Consideration”) plus (b) 0.454 of a share of Cliffs’ common stock (“Cliffs Common Stock”), $0.125 par value per share (“Share Consideration” and together with the Cash Consideration and the cash in lieu of fractional shares of Cliffs Common Stock, the “Consideration”).
In addition, following the Effective Time, Stelco’s outstanding share-based compensation awards would be treated as follows:
aEach outstanding restricted share unit granted pursuant to Stelco’s Long Term Incentive Plan (the “LTIP”), whether vested or unvested, would be deemed assigned and transferred to Stelco in exchange for the payment and delivery by or on behalf of Stelco of the Consideration (less applicable withholding) and thereafter cancelled;
bEach outstanding deferred share unit granted pursuant to Stelco’s Deferred Share Unit Plan would be deemed assigned and transferred to Stelco in exchange for the payment and delivery by or on behalf of Stelco of the Consideration (less applicable withholding) and thereafter cancelled; and
cEach outstanding stock appreciation right granted pursuant to the LTIP, whether vested or unvested, would be deemed assigned and transferred to Stelco in exchange for the payment and delivery by or on behalf of Stelco equal to a portion of the Consideration (less applicable withholding) determined by reference to a formula described in the Plan of Arrangement.
Cliffs financed the aggregate Consideration payable under the Arrangement in cash (being the aggregate Cash Consideration and the cash in lieu of fractional shares of Cliffs common stock) with the issuance of $2,400 million of senior notes (the “notes”) and borrowings under its existing asset-based revolving credit facility (the “ABL Facility”), together with cash on hand.
The unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Cliffs and Stelco and has been prepared to give effect to the Arrangement.
Note 2: Basis of presentation
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Cliffs considered the accounting acquirer as Cliffs obtained control of Stelco through its acquisition of all of the issued and outstanding Stelco Shares. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. To prepare the unaudited pro forma condensed combined financial information, Cliffs adjusted the assets and liabilities included within the Arrangement to their estimated fair values based on Cliffs’ most recent preliminary valuation work. Cliffs has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of the assets acquired and liabilities assumed and the related allocation of the purchase price. The final purchase price allocation will be determined during the measurement period and determination of the estimated fair value of assets and liabilities, and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the transaction accounting adjustments contained herein.
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Cliffs. Certain financial information of Stelco as presented in its historical consolidated financial statements has been preliminarily reclassified to conform to the historical presentation in

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
Cliffs' consolidated financial statements for the purposes of preparing the unaudited pro forma condensed combined financial information. Cliffs' initial review of the accounting policies of Stelco did not identify any material differences to the accounting policies followed by Cliffs. Upon integration during the measurement period, Cliffs will perform a full and detailed review of Stelco's accounting policies. As a result of that review, Cliffs may identify additional differences between the accounting policies of the companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.
Note 3: Foreign currency translation
The Stelco historical financial information and pro forma adjustments have been translated from Canadian dollars to U.S. dollars using historical exchanges rates. Refer to Note 5 - TRANSLATION AND RECLASSIFICATION ADJUSTMENTS for further information. The average exchange rates applicable to Stelco during the periods presented for the unaudited pro forma condensed combined statements of operations and the period end exchange rates for the unaudited pro forma condensed combined balance sheet are as follows:

Period Presented	Exchange rate	Canadian Dollar / U.S. Dollar
September 30, 2024	Period end spot rate	$1 CAD to $0.7393 USD
Nine Months Ended September 30, 2024	Average spot rate	$1 CAD to $0.7353 USD
Year Ended December 31, 2023	Average spot rate	$1 CAD to $0.7411 USD
November 1, 2024	Spot rate	$1 CAD to $0.7168 USD
Note 4: IFRS to U.S. GAAP adjustments
Stelco reported its financial statements under IFRS, which differs in certain material respects from U.S. GAAP. The following represents material adjustments that have been made to align Stelco's IFRS financial information on a consistent basis with Cliffs U.S. GAAP accounting policies for purposes of the pro forma presentation in the IFRS to U.S. GAAP adjustments column:
Leases
a.Other leases
IFRS uses a single on-balance sheet lease accounting model whereas U.S. GAAP under ASC 842 Leases applies a dual classification on-balance sheet accounting model with leases either classified as a finance or operating lease. Under U.S. GAAP operating lease right-of-use assets are presented separately from property, plant and equipment. Under IFRS, entities are able to record right-of-use assets within property, plant and equipment. As of September 30, 2024, $4 million has been reclassified from Property, plant and equipment, net to Other non-current assets to reclassify the operating lease right-of-use asset to conform to U.S. GAAP presentation.
b.Sale and leaseback
Stelco completed a sale-leaseback transaction where it sold the entirety of its interest in a parcel of land (and buildings) which includes the properties underlying the operations of Hamilton Works. In conjunction with the sale, Stelco entered into long-term lease arrangements for certain portions of the lands to continue its cokemaking and steel finishing operations at Hamilton Works.
The IFRS to U.S. GAAP, primarily ASC 842 Leases, adjustments related to the sale-leaseback transaction include the net impact of the following:
i.under U.S. GAAP, a portion of the transaction did qualify as a sale and the leaseback liability is recorded as an operating lease, not a financing obligation. The adjustment reflects the amount of property, plant & equipment that was derecognized and right-of-use asset recorded to Other non-current assets;
ii.under U.S. GAAP, a portion of the transaction did not qualify as a sale and the leaseback liability is recorded as a financing obligation, not a lease. The adjustment reflects the derecognition of the IFRS right-of-use asset and the value of property, plant & equipment continuing to be carried; and

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
iii.under both U.S. GAAP and IFRS a portion of the transaction that qualified as a sale is classified as an operating lease under U.S. GAAP, not a finance lease. The adjustment reclassifies the operating lease right-of-use asset to Other non-current assets.
In summary, the adjustments related to the sale-leaseback transaction are noted as follows:
i.reduction of Property, plant and equipment, net by $14 million;
ii.increase to Other non-current assets by $29 million; and
iii.increase to Other non-current liabilities by $12 million due to measurement differences with respect to the financing and lease obligations.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
Note 5: Translation and Reclassification adjustments
Certain reclassifications have been applied to the historical presentation of Stelco’s statements of income and balance sheet to conform to Cliffs' financial statement presentation. Translation and reclassifications to Stelco’s consolidated statement of income for the year ended December 31, 2023, are as follows:

Financial Statement Line	Historical Stelco Holdings Inc. Before Reclassifications (CAD)	Exchange rate	Historical Stelco Holdings Inc. Before Reclassifications (USD)	Reclassifications (USD)	Notes	Stelco Holdings Inc. After Reclassifications (USD)
Revenues from sale of goods	$2,917	0.7411	$2,162	$(2,162)	a	$—
Revenues	—	0.7411	—	2,162	a	2,162
Cost of goods sold	(2,517)	0.7411	(1,865)	(2)	b,d	(1,867)
Selling, general and administrative expenses	(91)	0.7411	(67)	—		(67)
Miscellaneous – net	—	0.7411	—	(1)	c,i	(1)
Finance cost	(110)	0.7411	(82)	82	h,i	—
Finance and other income	9	0.7411	7	(7)	e,f	—
Interest expense, net	—	0.7411	—	(52)	e,h	(52)
Share of income from joint ventures	2	0.7411	1	(1)	d	—
Other costs	(11)	0.7411	(8)	8	b,c,g	—
Other non-operating income (loss)	—	0.7411	—	(27)	f,g	(27)
Current income tax expense	(11)	0.7411	(8)	8	j	—
Deferred income tax expense	(39)	0.7411	(29)	29	j	—
Income tax benefit (expense)	—	0.7411	—	(37)	j	(37)
a.Represents the reclassification of $2,162 million of Revenues from sale of goods to Revenues.
b.Represents the reclassification of $3 million of Other costs to Cost of goods sold.
c.Represents the reclassification of $4 million of Other costs to Miscellaneous - net.
d.Represents the reclassification of $1 million of Share of income from joint ventures to Cost of goods sold.
e.Represents the reclassification of $33 million of income from Finance and other income to Interest expense, net.
f.Represents the reclassification of $26 million of losses from Finance and other income to Other non-operating income (loss).
g.Represents the reclassification of $1 million of Other costs to Other non-operating income (loss).
h.Represents the reclassification of $85 million of Finance costs to Interest expense, net.
i.Represents the reclassification of $3 million of gains from Finance costs to Miscellaneous-net.
j.Represents the reclassification of $8 million and $29 million of Current income tax expense and Deferred income tax expense, respectively, to Income tax benefit (expense).

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
Translation and reclassifications to Stelco’s consolidated statement of income (loss) and comprehensive income (loss) for the nine months ended September 30, 2024, are as follows:

Financial Statement Line	Historical Stelco Holdings Inc. Before Reclassifications (CAD)	Exchange rate	Historical Stelco Holdings Inc. Before Reclassifications (USD)	Reclassifications (USD)	Notes	Stelco Holdings Inc. After Reclassifications (USD)
Revenues from sale of goods	$2,116	0.7353	$1,556	$(1,556)	a	$—
Revenues	—	0.7353	—	1,556	a	1,556
Cost of goods sold	(1,795)	0.7353	(1,320)	2	i	(1,318)
Selling, general and administrative expenses	(105)	0.7353	(77)	1	c,j	(76)
Acquisition-related costs	—	0.7353	—	(5)	j	(5)
Miscellaneous – net	—	0.7353	—	(4)	b,g	(4)
Finance cost	(91)	0.7353	(67)	67	f,g	—
Finance and other income (loss)	(11)	0.7353	(8)	8	d,e	—
Interest expense, net	—	0.7353	—	(45)	d,f	(45)
Share of income from joint ventures	3	0.7353	2	(2)	i	—
Other costs	(7)	0.7353	(5)	5	b,c	—
Other non-operating income (loss)	—	0.7353	—	(27)	e	(27)
Current income tax expense	(47)	0.7353	(35)	35	h	—
Deferred income tax (expense) recovery	19	0.7353	14	(14)	h	—
Income tax benefit (expense)	—	0.7353	—	(21)	h	(21)
a.Represents the reclassification of $1,556 million of Revenues from sale of goods to Revenues.
b.Represents the reclassification of $1 million of Other costs to Miscellaneous-net.
c.Represents the reclassification of $4 million of Other costs to Selling, general and administrative expenses.
d.Represents the reclassification of $19 million of income from Finance and other income (loss) to Interest expense, net.
e.Represents the reclassification of $27 million of losses from Finance and other income (loss) to Other non-operating income (loss).
f.Represents the reclassification of $64 million of Finance costs to Interest expense, net.
g.Represents the reclassification of $3 million of losses from Finance costs to Miscellaneous-net.
h.Represents the reclassification of $35 million and $14 million of Current income tax expense and Deferred income tax (expense) recovery, respectively, to Income tax benefit (expense).
i.Represents the reclassification of $2 million from Share of income from joint ventures to Cost of goods sold.
j.Represents the reclassification of $5 million of Selling, general and administrative expenses to Acquisition-related costs.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)

Translation and reclassifications to Stelco's consolidated balance sheet as of September 30, 2024, are as follows:

Financial Statement Line	Historical Stelco Holdings Inc. Before Reclassifications (CAD)	Exchange rate	Historical Stelco Holdings Inc. Before Reclassifications (USD)	Reclassifications (USD)	Notes	Stelco Holdings Inc. After Reclassifications (USD)
Cash and cash equivalents	$—	0.7393	$—	$345	a	$345
Cash	467	0.7393	345	(345)	a	—
Restricted cash	9	0.7393	7	(7)	x	—
Accounts receivable, net	—	0.7393	—	131	b	131
Trade and other receivables	185	0.7393	137	(137)	b,c	—
Inventories	878	0.7393	649	62	y	711
Other current assets	—	0.7393	—	22	c,d	22
Prepaid expenses and deposits	23	0.7393	16	(16)	d	—
Property, plant and equipment, net	1,322	0.7393	977	(62)	y	915
Other non-current assets	—	0.7393	—	80	e,f,g,h,i,x	80
Derivative assets	33	0.7393	24	(24)	e	—
Intangible assets	15	0.7393	11	(11)	f	—
Investment in joint ventures	21	0.7393	16	(16)	g	—
Deferred tax asset	5	0.7393	4	(4)	h	—
Mortgage receivable	24	0.7393	18	(18)	i	—
Accounts payable	—	0.7393	—	223	j	223
Trade and other payables	684	0.7393	506	(506)	j,k	—
Accrued employment costs	—	0.7393	—	44	l	44
Other current liabilities	—	0.7393	—	366	k,m,n,o,p	366
Other liabilities	81	0.7393	60	(60)	l,m	—
Asset-based lending facility	15	0.7393	11	(11)	n	—
Income taxes payable	31	0.7393	23	(23)	o	—
Obligations to independent employee trusts	44	0.7393	33	(33)	p	—
Long-term debt	—	0.7393	—	20	u	20
Pension and OPEB liabilities	—	0.7393	—	15	r,s	15
Deferred income taxes	—	0.7393	—	30	v	30
Other non-current liabilities	—	0.7393	—	578	q,t,w	578
Provisions	18	0.7393	13	(13)	q	—
Pension benefits	12	0.7393	9	(9)	r	—

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)

Financial Statement Line	Historical Stelco Holdings Inc. Before Reclassifications (CAD)	Exchange rate	Historical Stelco Holdings Inc. Before Reclassifications (USD)	Reclassifications (USD)	Notes	Stelco Holdings Inc. After Reclassifications (USD)
Other liabilities	470	0.7393	347	(347)	s,t	—
Asset-based lending facility	27	0.7393	20	(20)	u	—
Deferred tax liability	41	0.7393	30	(30)	v	—
Obligations to independent employee trusts	303	0.7393	224	(224)	w	—
Common shares	314	0.7393	232	—		232
Retained earnings	942	0.7393	696	—		696
a.Represents the reclassification of $345 million from Cash to Cash and cash equivalents.
b.Represents the reclassification of $131 million from Trade and other receivables to Accounts receivable, net.
c.Represents the reclassification of $6 million from Trade and other receivables to Other current assets.
d.Represents the reclassification of $16 million from Prepaid expenses and deposits to Other current assets.
e.Represents the reclassification of $24 million from Derivative asset to Other non-current assets.
f.Represents the reclassification of $11 million from Intangible assets to Other non-current assets.
g.Represents the reclassification of $16 million from Investment in joint ventures to Other non-current assets.
h.Represents the reclassification of $4 million from Deferred tax asset to Other non-current assets.
i.Represents the reclassification of $18 million from Mortgage receivable to Other non-current assets.
j.Represents the reclassification of $223 million from Trade and other payables to Accounts payable.
k.Represents the reclassification of $283 million from Trade and other payables to Other current liabilities.
l.Represents the reclassification of $44 million from Other liabilities to Accrued employment costs.
m.Represents the reclassification of $16 million from Other liabilities to Other current liabilities.
n.Represents the reclassification of $11 million from Asset-based lending facility to Other current liabilities.
o.Represents the reclassification of $23 million from Income taxes payable to Other current liabilities.
p.Represents the reclassification of $33 million from Obligations to independent employee trusts to Other current liabilities.
q.Represents the reclassification of $13 million from Provisions to Other non-current liabilities.
r.Represents the reclassification of $9 million from Pension benefits to Pension and OPEB liabilities.
s.Represents the reclassification of $6 million from Other liabilities to Pension and OPEB liabilities.
t.Represents the reclassification of $341 million from Other liabilities to Other non-current liabilities.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
u.Represents the reclassification of $20 million from Asset-based lending facility to Long-term debt.
v.Represents the reclassification of $30 million from Deferred tax liability to Deferred income taxes.
w.Represents the reclassification of $224 million from Obligations to independent employee trusts to Other non-current liabilities.
x.Represents the reclassification of $7 million from Restricted cash to Other non-current assets.
y.Represents the reclassification of $62 million from Property, plant and equipment, net to Inventories.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
Note 6: Purchase consideration
The unaudited pro forma condensed combined statement of financial position has been adjusted to reflect a preliminary allocation of the estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with any remaining excess recorded as goodwill, if applicable. The preliminary purchase price allocation in this unaudited pro forma condensed combined financial information for the Arrangement is based upon an estimated purchase price of $3,208 million. Included in the estimated purchase price are certain debt arrangements that contained change of control provisions that were triggered by the acquisition and required consent to consummate the acquisition. These amounts were repaid in full and terminated at or prior to the Effective Time of the Arrangement and therefore have been included as part of purchase consideration.
The fair value of the transaction consideration is as follows:

Amount (USD)
Total cash consideration	$2,450
Total share exchange consideration	343
Total debt consideration	415
Total estimated transaction consideration	$3,208
Total estimated cash consideration is calculated as follows:

Amount
Number of outstanding Stelco Shares	54.5
Number of outstanding share-based compensation awards	2.5
Total consideration shares	57.0

Amount
Number of consideration shares	57.0
Consideration share price per share (CAD)	$60.00
Total cash consideration (CAD)	3,418
Exchange rate (November 1, 2024)	0.7168
Total cash consideration (USD)	$2,450
The fair value of share exchange consideration is as follows:

Amount
Total consideration shares	57.0
Fixed share exchange factor	0.454
Total Cliffs exchange shares	25.9
Cliffs share price at closing date (November 1, 2024) (USD)	$13.27
Total share exchange consideration (USD)	$343
The fair value of debt consideration is calculated as follows:

Amount
Inventory monetization arrangement (CAD)	$537
Asset-based lending facility (CAD)	41
Fair value of debt included in consideration (CAD)	$578
Exchange rate (November 1, 2024)	0.7168
Total debt consideration (USD)	$415

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
The following is a preliminary estimate of the assets acquired and the liabilities assumed by Cliffs, as if the Arrangement had occurred on September 30, 2024:

Amount
Cash and cash equivalents	$345
Accounts receivable, net	131
Inventories	721
Other current assets	97
Property, plant and equipment, net	1,324
Other non-current assets	1,193
Accounts payable	(223)
Accrued employment costs	(44)
Other current liabilities	(72)
Pension and OPEB liabilities	(15)
Deferred income taxes	(496)
Other non-current liabilities	(658)
Net identifiable assets acquired	$2,303
Goodwill	905
Total net assets acquired	$3,208

Note 7: Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
a.Costs of goods sold—Represents adjustments comprised of the following:

	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
Depreciation of property, plant and equipment (i)	$13	$14
Amortization of fair value step up of inventory (ii)	—	(27)
Amortization expense, net of intangible assets/liability (iii)	$(3)	$(4)
Total transaction accounting adjustments	$10	$(17)
i.The adjustment to historical depreciation expense due to the recognition of Stelco’s property, plant and equipment at their preliminary fair values in acquisition accounting, depreciated over their estimated remaining useful lives, determined in accordance with Cliffs’ policy.
ii.The increase to cost of goods sold related to the fair value step up of semi-finished and finished goods inventory as the inventory is expected to be sold within 12 months of the acquisition date. These costs will not affect the combined company's statement of operations beyond 12 months after the acquisition date.
iii.Adjustment for the net amortization expense on the preliminary estimated fair value of the intangible assets acquired and liability assumed.
b.Selling, general and administrative expenses—Represents impact of amortization expense of $55 million and $74 million for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively, on the fair value of the definite lived intangible assets recognized as part of acquisition accounting. Amortization expense for intangible assets is calculated using the straight-line method.
c.Acquisition-related costs—Represents transaction accounting adjustments for the year ended December 31, 2023 of $48 million of additional acquisition-related costs incurred by Cliffs subsequent to September 30, 2024. The remaining transaction costs are included in the historical statement of operations for the nine months ended September 30, 2024. These costs will not affect the combined company's statement of operations beyond 12 months after the acquisition date.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
The income tax benefit of $12 million related to the acquisition-related costs is also reflected in the unaudited pro forma condensed combined statement of operations as a non-recurring adjustment to Income (loss) from continuing operations.
d.Interest expense, net—Represents adjustments to reflect the refinancing of Stelco’s historical debt in connection with the Arrangement:

	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
Increased amortization of debt issuance costs from the planned debt refinancing, net of elimination of Stelco's historical debt issuance costs	$(5)	$(7)
Increased interest expense from the debt refinancing activity	(133)	(182)
Total transaction accounting adjustments	$(138)	$(189)
e.Income tax benefit (expense)—Represents adjustments to reflect the income tax benefit (expense) on Stelco Holdings Inc. After Reclassifications—Income (loss) from continuing operations before income taxes at a statutory rate of 25% to record the income tax impact of transaction accounting adjustments that affect Income (loss) from continuing operations before income taxes.
f.Basic average number of shares—Reflects the pro forma issuance of 25.9 million Cliffs common shares from treasury shares upon closing of the Arrangement as if the Arrangement took place on January 1, 2023.
g.Diluted average number of shares—Reflects the pro forma issuance of 25.9 million Cliffs common shares from treasury shares upon closing of the Arrangement as if the Arrangement took place on January 1, 2023.
Note 8: Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position
a.Cash and cash equivalents—Adjustments for financing transactions totally $2,507 million to fund the Arrangement's cash purchase consideration of $2,865 million and estimated transaction costs of $26 million. Estimated transaction costs include legal, consulting, regulatory, filing and other fees directly related to the Arrangement.
b.Inventories—Represents the fair value adjustment of $27 million to step-up the semi-finished and finished goods inventory and a $17 million step-down of supplies inventory to a preliminary fair value of $721 million. The estimated step-up inventory on the semi-finished and finished goods inventory will increase cost of goods sold as the acquired inventory is sold within the first turn of the inventory after the completion of the Arrangement.
c.Other current assets—Represents the adjustment of $75 million for the fair value of estimated harmonization sales tax on the repayment of the inventory monetization arrangement at the time of closing.
d.Property, plant and equipment, net—Represents the fair value adjustment to step-up property, plant and equipment by $409 million to the preliminary fair value of $1,303 million. Transaction adjustment also represents the elimination of Stelco's historical accumulated depreciation of $362 million. The estimated fair value is depreciated over the estimated useful lives of the assets, generally on a straight-line basis.

Property, Plant and Equipment Classification	Estimated Fair Value	Estimated Remaining Useful Life
Land, land improvements and mineral rights	$22	N/A
Buildings	184	25
Equipment	1,048	15
Construction in progress	49	N/A
Total	$1,303

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
The estimated fair value and estimated useful lives are preliminary and subject to change once Cliffs has sufficient information as to the specific types, nature, age, condition and location of Stelco's property, plant and equipment. The finalization of the detailed valuation work may have a material impact on the valuation of property, plant and equipment and the purchase price allocation.
e.Goodwill—Represents the adjustment to goodwill by $905 million to reflect the additional excess consideration over the updated fair value of the assets to be acquired and liabilities to be assumed. Goodwill primarily represents the growth opportunities through diversification within our customer base across service centers, construction and other industrial end markets with higher volumes of spot sales, as well as any synergistic benefits to be realized from the Arrangement. None of the goodwill is expected to be deductible for income tax purposes.
f.Other non-current assets—Represents adjustments to record the preliminary estimated fair value of intangible assets of approximately $1,120 million, which represents an increase of $1,113 million over Stelco's net book value of intangible assets prior to completion of the Arrangement. The estimated fair values of identified intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, on a most advantageous market for the asset (i.e., its highest and best use).
The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. Amortization of the intangible assets is recognized based on a 3 to 20-year useful life utilizing a straight-line amortization method.
Pro forma amortization expense of the acquired intangible assets was $60 million and $80 million for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively. The following table summarizes the expected pro forma amortization expense of the acquired intangible assets for the fiscal years ending December 31, 2024 through December 31, 2029 and thereafter, which has been prepared to reflect the transaction as if it occurred on January 1, 2023. Cliffs has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. The finalization of the detailed valuation work may have a material impact on the valuation of intangible assets and the purchase price allocation.

	Remaining
	October 1, 2024 to December 31, 2024	2025	2026	2027	2028	2029 and thereafter
Amortization expense	$20	$80	$74	$74	$74	$660
Other non-current assets were also adjusted for the write-off of $21 million of bridge financing costs.
g.Accrued expenses—Represents the $27 million of additional transaction costs incurred by Cliffs subsequent to September 30, 2024. These costs will not affect the combined company's statement of operations beyond 12 months after the acquisition date.
h.Other current liabilities—Represents the extinguishment of $294 million of the current portion of Stelco's historical inventory monetization arrangement and asset-based lending facility.
i.Long-term debt—Represents the adjustments related to the financing transactions of $2,507 million for debt obligations issued in connection with the Arrangement, net of adjustments for related debt issuance costs of $26 million. Additionally, the adjustment includes $20 million for the extinguishment of the non-current portion of Stelco's historical asset-based lending facility.
j.Deferred income taxes—Represents adjustments of $466 million to record the income tax impact at a rate of 25% on certain preliminary fair value adjustments resulting in $496 million of deferred tax liabilities. These adjustments include the tax impact of other fair value adjustments, primarily related to property, plant and equipment and intangible assets. The finalization of the detailed valuation work may have a material impact on the valuation of deferred income taxes and the purchase price allocation.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(Dollars and shares in millions, except per share amounts)
k.Other non-current liabilities—Represents the transaction adjustment to record the preliminary estimated fair value of an intangible liability of approximately $80 million. Amortization of the intangible liability is recognized based on a 33-year useful life utilizing a straight-line amortization method.
Pro forma amortization credits of the assumed intangible liability was $2 million and $2 million for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively. The following table summarizes the expected pro forma amortization credits of the assumed intangible liability for the fiscal years ending December 31, 2024 through December 31, 2029 and thereafter, which has been prepared to reflect the transaction as if it occurred on January 1, 2023. Cliffs has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the assumed intangible liability which may result in a change in actual amortization expense recognized. The finalization of the detailed valuation work may have a material impact on the valuation of intangible liabilities and the purchase price allocation.

	Remaining
	October 1, 2024 to December 31, 2024	2025	2026	2027	2028	2029 and thereafter
Amortization credits	$1	$2	$2	$2	$2	$67
l.Total equity—Represents the elimination of Stelco Shares and retained earnings, as well as the following adjustments to reflect the capital structure of the combined company:

	Common Shares	Capital in excess of par value of shares	Retained Earnings	Common Shares in Treasury
Fair value of Cliffs common shares issued from Treasury shares for outstanding Stelco Shares and underlying converted Stelco share-based compensation awards	$—	$(130)	$—	$473
Elimination of Stelco historical total equity	(232)	—	(696)	—
Additional expected transaction costs	—	—	(48)	—
Total	$(232)	$(130)	$(744)	$473